CONSULTING AGREEMENT

This Consulting Agreement dated as of June 27, 2019 (this “Agreement”) defines the terms upon which Verastem, Inc. (hereinafter referred to as “Verastem”) has agreed to engage the consulting services of Joseph Lobacki (“Consultant”).

1.	Consulting Services. Consultant shall provide consulting services to Verastem in the field all as more particularly described on Exhibit A (the “Engagement”). Robert Gagnon, of Verastem (the “Verastem Contact”), shall coordinate all consulting activities to be performed under this Agreement. Please send all reports and other communications to the Verastem Contact.

Verastem may designate a different Verastem Contact by written notice to Consultant.

a.	Time Commitment. Consulting services will be provided to Verastem from time to time upon Verastem’s request. Consultant is expected to be available to Verastem personnel by phone, email or facsimile.

1.

Term. This consulting engagement shall commence on June 29, 2019 and shall continue until January 15, 2020, unless extended by mutual written consent or sooner terminated as provided below (the “Consultation Period”). Either party to this Agreement may terminate this consulting engagement upon 30 days prior written notice to the other party, for any reason and without prejudice to any right or remedy Consultant may have due to any failure of the other party to perform Consultant’s obligations under this Agreement. In the event of such termination, Consultant shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination. All obligations under this Agreement, which by their nature are intended to continue beyond the termination of the Consultation Period, shall survive a termination by either or both parties of the Consultation Period.

2.	Compensation.

a.

Consulting Fees. Verastem shall pay Consultant $350.00 per hour for each hour spent, up to a maximum of $220,000 over the term of the Agreement, by the Consultant in the performance of consulting, advisory or related services for Verastem, payable within 45 days of the end of each month upon presentation of a Verastem approved invoice by Consultant fully detailing the time spent and tasks performed by Consultant. Invoices should reference this Agreement and should be submitted to: Accounts Payable, Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, MA 02494 or via email at  ap@verastem.com.

b.

Reimbursement of Expenses. Verastem will pay for any reasonable travel, meals and lodging expenses associated with the performance of consulting services hereunder upon receipt of appropriate and complete documentation on Verastem approved invoice forms. Verastem may also provide or directly pay vendors to provide you with reasonable travel, lodging, and meals when you are providing services hereunder.

3.	Confidential Information; Inventions and Patent Filings.
a.

Confidential Information. Consultant acknowledges that Consultant’s relationship with Verastem is one of high trust and confidence and that in the course of Consultant’s service to Verastem Consultant will have access to and contact with Confidential Information (as  defined below). Consultant will not, during the Consultation Period or at any time within two years thereafter, disclose to others (including other third parties already under an obligation of confidentiality to Verastem), or use for Consultant’s benefit or the benefit of others, any Confidential Information or Invention (as defined below). Without limiting the foregoing, you agree that you shall not trade any securities of Verastem based upon any confidential information learned pursuant hereto.

I.

For purposes of this Agreement, Confidential Information shall mean all information (whether or not patentable or copyrightable) owned, possessed or used by Verastem, including, without limitation, any Invention, formula, trade secret, process, prototype, device, equipment, research, report, technical data, know-how, technology and marketing or business plan, that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of performing consulting services for Verastem hereunder.

II.

Consultant’s obligations under this Section shall not apply to any information that Consultant demonstrates (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section, or (ii) is in the Consultant’s possession at the time of disclosure otherwise than as a result of a prior disclosure by Verastem to Consultant or by a third party to Consultant where that third party is or was under an obligation of confidentiality with respect thereto. In addition, Consultant will not be liable to Verastem for trade secret misappropriation if Consultant discloses a trade secret (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law and (b) in any document filed under seal in a lawsuit or other proceeding.

III.

Consultant represents that Consultant’s engagement as a consultant with Verastem and performance under this Agreement does not, and shall not, breach any agreement that obligates Consultant to keep in confidence any trade secrets or confidential or proprietary information of Consultant or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. Consultant shall not disclose to Verastem any trade secrets or confidential or proprietary information of any other party.

b.

Inventions. All inventions, discoveries, data, technology, designs, innovations and improvements related to the Engagement or business of Verastem (including without limitation all inventions and improvements relating to Verastem prototypes or products) which are made, conceived or reduced to practice by Consultant, solely or jointly with others, during the Consultation Period shall be the sole property of Verastem. In addition, all inventions, discoveries, data, technology, designs, innovations and improvements which are made, conceived or reduced to practice by Consultant, solely or jointly with others, during the Consultation Period or thereafter, shall be the sole property of Verastem, if resulting or derived from Confidential Information (the inventions referenced in the first two sentences being hereinafter referred to as "Inventions"). Consultant hereby assigns to Verastem all rights Consultant has in Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of Verastem as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of Verastem and at Verastem's expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to Verastem and to assist Verastem in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Consultant shall promptly disclose all relevant Inventions to Verastem in writing.

c.

Patent Filings. In order to preserve Verastem’s rights under this Agreement, during the Consultation Period and for two (2) years thereafter, Consultant shall submit to Verastem for review, on a confidential basis, any relevant patent applications naming Consultant or its agents, employees or representatives as an inventor, either alone or with others, which Consultant or any third party intends to file with any U.S. or international patent offices. Such applications must be submitted to Verastem at least 30 days in advance of any filing with a U.S. or international patent office. If Verastem determines in good faith, within this 30-day period, that the filing of such an application would be contrary to its intellectual property rights under this agreement, Consultant will amend the proposed patent application to remove any language that is determined by Verastem to be contrary to its intellectual property rights.

d.

Third Party Information. Consultant understands that Verastem has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Verastem’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Consultation Period and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Verastem personnel who need to know such information in connection with their work for Verastem) or use, except in connection with Consultant’s work for Verastem, Third Party Information unless expressly authorized by an officer of Verastem in writing.

e.

No Improper Use of Information of Prior Employers and Others. During the Consultation Period, Consultant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person or entity to whom Consultant has an obligation of confidentiality, and Consultant will not bring onto the premises of Verastem any unpublished documents or any property belonging to any former employer or any other person or entity to whom Consultant has an obligation of confidentiality unless consented to in writing by that former employer or person. Consultant will use, in the performance of Consultant’s duties only, information which is generally known and used by persons with training and experience comparable to Consultant’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Verastem.

4.

Company Property. All materials and property provided to Consultant (including all samples, equipment, prototypes, devices, reports, communications, drawings, notes, and analyses), or produced by Consultant, in connection with the performance of services under this Agreement shall be the exclusive property of Verastem. Consultant will keep in Consultant’s custody and control any such materials or property that Consultant receives or develops, and will return the same to Verastem upon the termination of the Consultation Period or at Verastem’s request. Consultant agrees to treat such materials and property with at least the same degree of confidentiality and care that it keeps Consultant’s own materials and property. No materials containing proprietary information may be thrown in the trash unless the same are shredded.

5.	Use of Name. Verastem may identify Consultant to third parties and in written literature as a consultant to Verastem.

6.

Independent Contractor Status. Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of Verastem. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Verastem or to bind Verastem in any manner.

7.

Representations and Warranties. Consultant represents and warrants that Consultant has no duty or obligation to any third party with respect to the Engagement. Consultant further represents and warrants that the services covered by this Agreement are not in violation of any other agreement or obligation by which Consultant is bound.

8.

Release and Indemnification. In no event shall Consultant be liable to the Company or any other party, whether a claim be in tort, contract or otherwise, for any consequential, indirect, lost profit or similar damages relating the services provided under this Agreement.

9.

Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed:

If to Verastem:

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

Attn: Verastem Contact,

With a copy to Verastem General Counsel

If to Consultant:

Joseph Lobacki

55 Commercial Wharf, Unit 8

Boston, MA 02110

10.

Miscellaneous. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument executed by both Verastem and the Consultant. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, Verastem may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant. If any of the provisions of this Agreement is found to be unenforceable or prohibited by any applicable law, such provision shall be ineffective only to the extent of such unenforceability or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

VERASTEM, INC.	CONSULTANT

By: /s/ Peter Pellegrino	By: /s/ Joseph Lobacki
Name: Peter Pellegrino	Name: Joseph Lobacki
Title: Vice President, Corporate Controller & Treasurer duly authorized	Title: duly authorized

Exhibit  A

Consultant will provide ad hoc projects related to the commercialization of COPIKTRA, as may be requested from time to time by the Company and under the direction of the Company’s management.